Exhibit 99.B(n)(2)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

ING Prime Rate Trust

We consent to the use of our report dated February 29, 2008, incorporated herein by reference, and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts
June 26, 2008